Exhibit 99.1
Hercules Capital Reports Third Quarter 2025 Financial Results

Q3 2025 Total New Debt and Equity Commitments of $846.2 Million

Record Q3 2025 Total Fundings of $504.6 Million

Record Year-to-Date Ending Q3 2025 Total New Debt and Equity Commitments of $2.87 Billion

Record Year-to-Date Ending Q3 2025 Total Fundings of $1.75 Billion

Record Q3 2025 Total Investment Income of $138.1 Million

Q3 2025 Net Investment Income "NII" of $88.6 Million

Q3 2025 NII of $0.49 per Share provides 122% Coverage of the Base Cash Distribution

Conservative Balance Sheet Management with Net GAAP Leverage of 98.2% and Net Regulatory Leverage of 82.3%

Inclusive of the Adviser Funds Advised by Hercules Adviser LLC, its Wholly-owned Subsidiary, Hercules had over $1.0 Billion of Available Liquidity as of the end of Q3 2025

Received an Investment Grade Rating Upgrade to Baa2 from Moody's Investors Service

Undistributed Earnings Spillover of $146.2Million, or $0.80(1) per Ending Shares Outstanding

Approximately $5.5 Billion of Assets Under Management, an Increase of 20.7% Year-over-Year(2)

Q3 2025 Financial Achievements and Highlights
•Record Total Investment Income of $138.1 million, an increase of 10.3% year-over-year
•NII of $88.6million, or $0.49 per share, an increase of 6.5% year-over-year
•Total new debt and equity commitments of $846.2 million, an increase of 96.5% year-over-year
•Net Hercules debt and equity commitments of $622.9 million(3)
•Record Q3 2025 total fundings of $504.6 million, an increase of 85.5% year-over-year
•Net Hercules fundings of $372.3 million(3)
•Unscheduled early principal repayments or “early loan repayments” of $262.3 million, a decrease of 1.9% from $267.4 million in Q2 2025
•$655.0 million of available liquidity, subject to existing terms and covenants

Exhibit 99.1
•17.4% Return on Average Equity “ROAE” (NII/Average Equity)(4)
•8.7% Return on Average Assets “ROAA” (NII/Average Assets)
•GAAP leverage of 99.5% and regulatory leverage of 83.6%(5)
•Net GAAP leverage (includes SBA debentures and excludes cash) of 98.2% and net regulatory leverage (excludes SBA debentures and cash) of 82.3%
•Net Asset Value “NAV” of $12.05, an increase of 1.8% from Q2 2025
•13.5% GAAP Effective Yield and 12.5% Core Yield(6), a non-GAAP measure

Year-to-date ending September 30, 2025 Financial Highlights
•Record year-to-date ending Q3 2025 Total Investment Income of $395.1 million, an increase of 6.3% year-over-year
•Record year-to-date ending Q3 2025 NII of $254.7 million, an increase of 4.1% year-over-year
•Record year-to-date ending Q3 2025 total new debt and equity commitments of $2.87 billion, an increase of 38.2% year-over-year
•Record year-to-date ending Q3 2025 total fundings of $1.75 billion, an increase of 30.9% year-over-year
•Record year-to-date ending Q3 2025 net debt investment portfolio growth of $557.8 million
•Unscheduled early loan repayments of $661.5 million
Footnotes:
(1)$0.81 per Weighted Average Shares Outstanding
(2)Assets under management includes assets managed by Hercules Capital, Inc. ("Hercules") and the Adviser Subsidiary (defined below)
(3)Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds (as defined below) which are external vehicles advised by Hercules Adviser LLC (the “Adviser Subsidiary")” during the quarter
(4)As presented above, ROAE is (i) sourced from Hercules as of September 30, 2025 and (ii) based on NII, excluding realized and unrealized gains/losses
(5)Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration (“SBA”) debentures
(6)Core Yield excludes early loan repayments, dividends from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., October 30, 2025 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules,” "Hercules Capital," or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the third quarter ended September 30, 2025.

“We continued our record breaking pace of new originations from the first half of 2025 throughout Q3, putting us on track to establish new annual records for new debt and equity commitments along with gross fundings," stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “We entered Q3 with a significant pipeline that ultimately delivered $846.2 million of new debt and equity commitments and record Q3 fundings of $504.6 million. Year-to-date, we have achieved records for both gross originations and fundings totaling $2.87 billion and $1.75 billion, respectively."

Bluestein concluded, “We continue to be very well positioned for dividend coverage in a rate reduction environment. Our net investment income of $0.49 per share provided 122% coverage of our base distribution in Q3. With the strong growth in our debt investment portfolio through the first three quarters of 2025, we believe the core earnings power of our portfolio is set to provide ample coverage of our base distribution for the foreseeable future."

Exhibit 99.1
Q3 2025 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q3 new debt and equity commitments totaling $846.2 million and Q3 new fundings totaling $504.6 million.

During the third quarter, Hercules realized early loan repayments of $262.3 million which, along with normal scheduled amortization of $2.3 million, resulted in total debt repayments of $264.6 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $95.9 million during the third quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q2 2025 to Q3 2025

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at June 30, 2025	$3,977.3	$184.0	$31.2	$4,192.5
New fundings(a)	493.9	5.8	4.9	504.6
Fundings assigned to or directly funded by Adviser Funds	(130.1)	(1.1)	(1.1)	(132.3)
Principal payments received on investments	(2.3)	—	—	(2.3)
Early payoffs(b)	(262.3)	—	—	(262.3)
Proceeds from sale of debt investments	(20.0)	—	—	(20.0)
Net changes attributed to conversions, liquidations, and fees	16.7	(5.2)	(0.9)	10.6
Net activity during Q3 2025	95.9	(0.5)	2.9	98.3
Balances at Cost at September 30, 2025	$4,073.2	$183.5	$34.1	$4,290.8

Balances at Fair Value at June 30, 2025	$3,978.7	$162.3	$35.5	$4,176.5
Net activity during Q3 2025	95.9	(0.5)	2.9	98.3
Net change in unrealized appreciation (depreciation)	21.8	8.1	2.4	32.3
FX unrealized gain (loss)	(0.8)	—	(0.1)	(0.9)
Total net activity during Q3 2025	116.9	7.6	5.2	129.7
Balances at Fair Value at September 30, 2025	$4,095.6	$169.9	$40.7	$4,306.2
(a) Includes $5.3 million fundings associated with revolver loans during Q3 2025.
(b) There were no unscheduled revolver paydowns during Q3 2025.
Debt Investment Portfolio Balances by Quarter

(in millions)	Q3 2025	Q2 2025	Q1 2025	Q4 2024	Q3 2024
Ending Balance at Cost	$4,073.2	$3,977.3	$3,785.2	$3,515.4	$3,415.7
Weighted Average Balance	$3,970.0	$3,884.1	$3,636.3	$3,437.2	$3,383.3

Exhibit 99.1
Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q3 2025	Q2 2025	Q1 2025	Q4 2024	Q3 2024
First Lien Senior Secured	90.4%	91.0%	90.9%	91.0%	89.5%
Floating Rate w/Floors	97.8%	97.8%	98.0%	97.4%	97.3%

GAAP Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The GAAP effective yield on Hercules’ debt investment portfolio was 13.5% during Q3 2025 as compared to 13.9% for Q2 2025. The Company realized $262.3 million of early loan repayments in Q3 2025 compared to $267.4 million in Q2 2025, or a decrease of 1.9%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yield, a non-GAAP measure, was 12.5% during Q3 2025, within the Company’s expected range of 12.0% to 12.5% and was flat compared to 12.5% for Q2 2025. Hercules defines Core Yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $138.1 million for Q3 2025, compared to $125.2 million in Q3 2024. The increase is primarily attributable to a higher weighted average debt investment portfolio between periods.

Non-interest and fee expenses were $26.4 million in Q3 2025, compared to $21.9 million in Q3 2024. The increase was primarily due to an increase in employee compensation expenses.

Interest expense and fees were $27.2 million in Q3 2025, compared to $22.4 million in Q3 2024. The increase was primarily due to higher weighted average borrowings and higher utilization of the credit facilities.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.1% in Q3 2025, as compared to 5.1% for Q3 2024.

NII – Net Investment Income

NII for Q3 2025 was $88.6 million, or $0.49 per share, based on 180.4 million basic weighted average shares outstanding, compared to $83.2 million, or $0.51 per share, based on 161.0 million basic weighted average shares outstanding in Q3 2024. The increase in NII is primarily attributable to an increase in total investment income due to a higher weighted average debt investment portfolio offset by higher employee compensation benefits between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through September 30, 2025, (including net loan, warrant and equity activity and excluding loss on debt extinguishment, foreign exchange movements and other non-credit

Exhibit 99.1
related losses) on investments totaled ($134.7) million, on a GAAP basis, spanning more than 20 years of investment activities.

When compared to total net new debt investment commitments during the same period of approximately $21.6 billion, the total realized gain/(loss) since inception of ($134.7) million represents approximately 62 basis points (“bps”), or 0.62%, of cumulative debt commitments, or an effective annualized loss rate of 3.0 bps, or 0.030%.

Realized Gains/(Losses)

During Q3 2025, Hercules had net realized losses of ($1.8) million primarily due to losses on equity investments.

Unrealized Appreciation/(Depreciation)

During Q3 2025, Hercules recorded $33.0 million of net unrealized appreciation, net of the impact of foreign currency movements. This is primarily attributable to $28.6 million of net unrealized appreciation on debt investments, $11.3 million of net unrealized appreciation attributable to valuation movements on publicly traded equity and warrant investments and $0.8 million of net unrealized appreciation attributable to escrow and other investment related receivables (payables). This is partially offset by ($5.1) million of reversal of previous quarter appreciation upon a realization event and ($2.6) million of net unrealized depreciation attributable to valuation movements in the privately held equity, warrant and investment funds.

Portfolio Asset Quality

As of September 30, 2025, the weighted average grade of the debt investment portfolio, at cost, was 2.27 compared to 2.26 as of June 30, 2025, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various portfolio companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations. Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

As of September 30, 2025, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q3 2025 - Q3 2024 ($ in millions)
	Q3 2025		Q2 2025		Q1 2025		Q4 2024		Q3 2024
Grade 1 - High	$513.4	12.5%	$617.2	15.5%	$727.1	19.4%	$654.5	18.7%	$731.3	21.6%
Grade 2	$2,128.9	52.0%	$1,886.3	47.4%	$1,560.1	41.7%	$1,649.9	47.2%	$1,474.9	43.6%
Grade 3	$1,340.9	32.7%	$1,381.0	34.7%	$1,266.7	33.9%	$1,012.6	29.0%	$1,078.0	31.9%
Grade 4	$112.4	2.8%	$94.2	2.4%	$152.7	4.1%	$159.4	4.6%	$75.7	2.3%
Grade 5 - Low	$—	—%	$—	—%	$32.7	0.9%	$18.2	0.5%	$20.7	0.6%
Weighted Avg. (at Cost)	2.27		2.26		2.31		2.26		2.24

Exhibit 99.1
Non-Accruals

The number of loans on non-accrual increased quarter-over-quarter. As of September 30, 2025, the Company had debt investments in two (2) portfolio companies with an investment cost and fair value of approximately $52.2 million and $47.2 million, respectively, or 1.2% and 1.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of June 30, 2025, the Company had debt investments in one (1) portfolio company with an investment cost and fair value of approximately $9.8 million and $7.9 million, respectively, or 0.2% and 0.2% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q3 2025	Q2 2025	Q1 2025	Q4 2024	Q3 2024

Total Investments at Cost	$4,290.8	$4,192.5	$3,995.0	$3,708.8	$3,609.9
Loans on non-accrual as a % of Total
Investments at Value	1.1%	0.2%	0.5%	0.5%	0.6%
Loans on non-accrual as a % of Total
Investments at Cost	1.2%	0.2%	1.8%	1.7%	2.6%
Liquidity and Capital Resources

The Company ended Q3 2025 with $655.0 million in available liquidity, including $29.4 million in unrestricted cash and cash equivalents, and $625.6 million available under its credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

In addition to the Company's available liquidity, it has 19.6 million shares remaining available for issuance and sale under the equity ATM program.

Credit Facilities

As of September 30, 2025, there were $66.0 million outstanding borrowings under Hercules’ $440.0 million committed credit facility with MUFG Bank, Ltd. and $222.9 million of outstanding borrowings and $0.5 million of outstanding letter of credits under Hercules’ $475.0 million committed credit facility and letter of credit facility with Sumitomo Mitsui Banking Corporation.

Leverage
As of September 30, 2025, Hercules’ GAAP leverage ratio, including its SBA debentures, was 99.5%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 83.6% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $29.4 million), was 82.3%. Hercules’ net leverage ratio, a non-GAAP measure (including its SBA debentures), was 98.2%.

Available Unfunded Commitments – Representing 9.9% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the portfolio company. In addition, since a portion of

Exhibit 99.1
these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.
As of September 30, 2025, the Company had $437.5 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 9.9% of Hercules’ total assets. This remained similar from the previous quarter of $471.5 million of available unfunded commitments or 11.0% of Hercules’ total assets.
Existing Pipeline and Signed Term Sheets
After closing $846.2 million in new debt and equity commitments in Q3 2025, Hercules has pending commitments of $425.5 million in signed non-binding term sheets outstanding as of October 28, 2025. Since the close of Q3 2025 and as of October 28, 2025, Hercules has closed new debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $554.4 million and funded $237.4 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by the Adviser Subsidiary prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
January 1 - September 30, 2025 Closed Commitments (a)(c)	$2,866.0
Q4 2025 Closed Commitments (as of October 28, 2025)(a)(c)	$554.4
Year-to-Date 2025 Closed Commitments (as of Oct. 28, 2025)(a)(c)	$3,420.4
Q4 2025 Pending Commitments (as of October 28, 2025)(b)	$425.5
Year-to-Date 2025 Closed and Pending Commitments (a)(b)(c)	$3,845.9
Notes:
a.Closed commitments may include renewals of existing credit facilities and equity commitments. Not all closed commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of September 30, 2025, the Company’s net assets were $2.2 billion, compared to $2.2 billion at the end of Q2 2025. NAV per share increased 1.8% to $12.05 on 181.8 million outstanding shares of common stock as of September 30, 2025, compared to $11.84 on 181.7 million outstanding shares of common stock as of June 30, 2025. The increase in NAV per share was primarily attributed to the unrealized appreciation on our investment portfolio.

Interest Rate Sensitivity
Hercules has an asset sensitive debt investment portfolio with 97.8% of its debt investment portfolio being priced at floating interest rates as of September 30, 2025, with a Prime or Non-Prime based (SOFR or SONIA) interest rate floor, combined with 86.7% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of September 30, 2025, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as

Exhibit 99.1
Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)

(200)	$(26,147)	$(4,561)	$(21,586)	$(0.12)
(100)	$(16,608)	$(2,281)	$(14,327)	$(0.08)
(75)	$(13,624)	$(1,710)	$(11,914)	$(0.07)
(50)	$(9,590)	$(1,140)	$(8,450)	$(0.05)
(25)	$(5,468)	$(570)	$(4,898)	$(0.03)
25	$5,453	$570	$4,883	$0.03
50	$12,346	$1,140	$11,206	$0.06
75	$19,361	$1,710	$17,651	$0.10
(1) Source; Hercules Form 10-Q for Q3 2025
(2) Earnings per share calculated on basic weighted shares outstanding of 180,360. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 78 portfolio companies with a fair value of $163.3 million and a cost basis of $178.8 million as of September 30, 2025. On a fair value basis, 28.1% or $47.7 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 102 portfolio companies with a fair value of $40.7 million and a cost basis of $34.1 million as of September 30, 2025. On a fair value basis, 31.6% or $12.9 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q3 2025 and QTD Q4 2025

As of October 28, 2025, Hercules held debt, warrant or equity positions in four (4) portfolio companies that have completed or announced an IPO or M&A event, including:
IPO and SPAC Activity as of Q3 2025

•N/A

M&A Activity in Q3 2025 and QTD Q4 2025

•In October 2025, Hercules’ portfolio company Akero Therapeutics, Inc. (NASDAQ: AKRO), a clinical-stage company developing transformational treatments for patients with serious metabolic diseases marked by high unmet medical need, announced it has entered into a definitive agreement to be acquired by Novo Nordisk A/S (NYSE: NVO), a leading global healthcare company, for up to $5.2 billion in cash. The transaction is subject to customary closing conditions. Hercules committed $120.0 million in venture debt financing beginning in June 2022 and currently holds 34,483 shares of common stock and warrants for 32,129 of common stock, as of September 30, 2025.

Exhibit 99.1
•In September 2025, Hercules’ portfolio company SingleStore, Inc., the leading data platform for enterprise AI, entered into an agreement with Vector Capital Management, L.P., a private equity firm with a nearly three decade track record leading transformational investments in established technology businesses, in which Vector will lead a growth buyout of SingleStore. Terms of the growth buyout were not disclosed. Hercules committed $50.0 million in venture debt financing beginning in April 2020 and currently holds 580,983 shares of Preferred Series E stock, 52,956 shares of Preferred Series F stock and warrants for 312,596 shares of Preferred Series D stock, as of September 30, 2025.

•In September 2025, Hercules’ portfolio company Signal AI, the leading global risk and reputation intelligence platform, announced that Battery Ventures, a global technology-focused investment firm, has agreed to lead a $165.0 million growth-equity investment and hold a majority stake in Signal AI. Hercules committed $30.0 million in venture debt financing beginning in June 2022 and currently holds warrants for 129,638 shares of common stock, as of September 30, 2025.

•In August 2025, Hercules’ portfolio company HilleVax, Inc. (NASDAQ: HLVX), a clinical-stage biopharmaceutical company focused on developing and commercializing novel vaccines, entered into a definitive merger agreement whereby XOMA Royalty Corporation (NASDAQ: XOMA), a biotechnology royalty aggregator, will acquire all of the issued and outstanding common shares of Hillevax for $1.95 in cash per share plus one non-transferable contingent value right. Hercules committed $150.0 million in venture debt financing beginning in April 2022.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Non-GAAP Financial Measures

To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s Core Yield (calculated as yield excluding early loan repayments, dividends from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments), core investment income (calculated as total investment income from debt investments excluding fees and other income accelerations attributed to early payoffs, deal restructuring, loan modifications, and other one-time income events, but includes income from expired commitments), net leverage ratio (calculated as net debt (i.e., debt less unrestricted cash) divided by total net assets), and its net regulatory leverage (calculated as net debt (i.e., debt less unrestricted cash), excluding SBA dentures, divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures.

Exhibit 99.1
Conference Call

Hercules has scheduled its third quarter 2025 financial results conference call for October 30, 2025 at 2:00 p.m. PT (5:00 p.m. ET). All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Investor Resources section of our website at investor.htgc.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 267-6316. International callers can access the conference call by dialing +1 (203) 518-9783. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID HTGCQ325. For interested parties, an archived replay will be available on a webcast link located on the Investor Resources section of Hercules Capital's website.

About Hercules Capital, Inc.
Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $25 billion to over 700 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (the “Adviser Subsidiary”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara
Investor Relations and Corporate Communications
Hercules Capital, Inc.
650-433-5578
mhara@htgc.com

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $4,185,403 and $3,603,961, respectively)	$4,193,831	$3,546,799
Control investments (cost of $105,460 and $104,916, respectively)	112,323	113,179
Total investments, at fair value (cost of $4,290,863 and $3,708,877, respectively; fair value amounts related to a VIE $176,463 and $229,486, respectively)	4,306,154	3,659,978
Cash and cash equivalents	29,274	42,679
Foreign cash (cost of $131 and $70,445, respectively)	130	70,445
Restricted cash (amounts related to a VIE $21,087 and $3,297, respectively)	21,087	3,297
Interest receivable	36,327	32,578
Right of use asset	15,333	16,778
Other assets	1,862	5,836
Total assets	$4,410,167	$3,831,591

Liabilities
Debt (net of unamortized debt issuance costs of $28,867 and $14,310, respectively; amounts related to a VIE $88,391 and $118,769, respectively)	$2,151,138	$1,768,955
Accounts payable and accrued liabilities	52,577	54,861
Operating lease liability	16,587	18,194
Total liabilities	$2,220,302	$1,842,010

Net assets consist of:
Common stock, par value	182	171
Capital in excess of par value	2,101,709	1,900,490
Total distributable earnings	87,974	88,920
Total net assets	$2,189,865	$1,989,581
Total liabilities and net assets	$4,410,167	$3,831,591

Shares of common stock outstanding ($0.001 par value and 300,000 authorized)	181,776	170,575
Net asset value per share	$12.05	$11.66

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Investment income:
Interest and dividend income:
Excluding payment-in-kind (PIK) interest income
Non-control/Non-affiliate investments	$113,854	$103,382	$325,970	$305,621
Control investments	2,828	2,962	8,747	8,867
Total interest and dividend income, excluding PIK interest income	116,682	106,344	334,717	314,488
PIK interest income
Non-control/Non-affiliate investments	13,906	12,181	39,928	36,836
Control investments	569	525	1,655	1,034
Total PIK interest income	14,475	12,706	41,583	37,870
Total interest and dividend income	131,157	119,050	376,300	352,358
Fee income:
Non-control/Non-affiliate investments	6,892	6,162	18,639	19,341
Control investments	44	36	124	108
Total fee income	6,936	6,198	18,763	19,449
Total investment income	138,093	125,248	395,063	371,807
Operating expenses:
Interest	24,189	20,370	66,817	57,156
Loan fees	3,004	1,993	8,149	6,736
General and administrative	4,477	4,596	14,392	14,135
Tax expenses	1,703	1,986	3,683	4,451
Employee compensation:
Compensation and benefits	16,540	12,159	47,118	42,917
Stock-based compensation	3,691	3,194	10,955	9,671
Total employee compensation	20,231	15,353	58,073	52,588
Total gross operating expenses	53,604	44,298	151,114	135,066
Expenses allocated to the Adviser Subsidiary	(4,063)	(2,214)	(10,795)	(7,943)
Total net operating expenses	49,541	42,084	140,319	127,123
Net investment income	88,552	83,164	254,744	244,684
Net realized gain (loss) and net change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	(1,772)	(559)	(60,929)	1,825
Loss on extinguishment of debt	(84)	—	(120)	—
Total net realized gain (loss)	(1,856)	(559)	(61,049)	1,825
Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	35,530	(15,167)	56,614	(41,920)
Control investments	(2,541)	1,273	(1,400)	(3,062)
Total net change in unrealized appreciation (depreciation)	32,989	(13,894)	55,214	(44,982)
Total net realized gain (loss) and net change in unrealized appreciation (depreciation)	31,133	(14,453)	(5,835)	(43,157)
Net increase (decrease) in net assets resulting from operations	$119,685	$68,711	$248,909	$201,527

Net investment income before gains and losses per common share:
Basic	$0.49	$0.51	$1.44	$1.52
Change in net assets resulting from operations per common share:
Basic	$0.66	$0.42	$1.41	$1.25
Diluted	$0.63	$0.42	$1.37	$1.24
Weighted average shares outstanding:
Basic	180,360	161,019	175,633	159,742
Diluted	194,358	161,515	186,251	160,253
Distributions paid per common share:
Basic	$0.47	$0.48	$1.41	$1.44

Exhibit 99.1
Unaudited reconciliation of core investment income from GAAP basis total investment income are as follows:

(in thousands)	For the Three Months Ended September 30,
	2025	2024
GAAP Basis:
Total investment income	138,093	125,248
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(10,208)	(9,160)
Non-GAAP Basis:
Core investment income	127,885	116,088
Less: bank interest income, dividend income, and other investment income from other assets	(3,139)	(2,831)
Core investment income from debt portfolio	124,746	113,257

Unaudited reconciliation of core yield from GAAP effective yield:

	For the Three Months Ended
	September 30, 2025	June 30, 2025
GAAP Basis: Effective yield(1)	13.5%	13.9%
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(1.0)%	(1.4)%
Non-GAAP Basis: Core yield	12.5%	12.5%
(1)Yield calculated using “Total investment income” excluding bank interest, dividend income, and investment income from other assets for the three months ended September 30, 2025 and June 30, 2025.

Unaudited reconciliation of net leverage ratio from GAAP leverage ratio:

September 30, 2025
GAAP Basis: Leverage ratio	99.5%
Less: cash, cash equivalents and foreign cash	(1.3)%
Non-GAAP Basis: Net leverage ratio	98.2%

Unaudited reconciliation of net regulatory leverage ratio from GAAP regulatory leverage ratio:

September 30, 2025
GAAP Basis: Regulatory leverage ratio	83.6%
Less: cash, cash equivalents and foreign cash	(1.3)%
Non-GAAP Basis: Net regulatory leverage ratio	82.3%